SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
 [X] Preliminary Proxy Statement
 [ ] Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
 [ ] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant toss.240.14a-12

                            Analytical Surveys, Inc.
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)  Title of each class of securities to which transaction applies:

         2)  Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)  Proposed maximum aggregate value of transaction:

         5)  Total fee paid:

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         2)  Form, Schedule or Registration Statement No.  :

         3)  Filing Party:

         4)  Date Filed:

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                            Analytical Surveys, Inc.
                           11595 North Meridian Street
                              Carmel, Indiana 46032

                    Notice of Annual Meeting of Shareholders

                                 October 1, 2002

         Notice is hereby given that an annual meeting of shareholders of Analytical Surveys, Inc., a Colorado corporation, will be held on October 1, 2002 at 2:00 p.m., local time, at 11595 North Meridian Street, Carmel, Indiana, for the following purposes:

     I. To approve resolutions adopted by the board of directors to effect a one-for-ten reverse split of the company's issued and outstanding common stock;

     II. To elect four directors to serve until the next annual meeting of the shareholders and until the election and qualification of their respective successors;

     III. To approve the grant of restricted stock or, in lieu thereof, stock options to three officers of the company, and the issuance of common stock in connection with such grants; and

     IV. To act upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

         The company's board of directors has fixed the close of business on September 4, 2002, as the record date for determining those shareholders who will be entitled to notice of and to vote at the annual meeting.

         Attendance or representation of at least a majority of all outstanding shares of common stock of the company is required to constitute a quorum. Accordingly, it is important that your stock be represented at the meeting.

         A proxy statement explaining the matters to be acted upon at the meeting is enclosed. Also enclosed is a copy of the annual report of the company on Form 10-K for the fiscal year ended September 30, 2001 and a copy of the quarterly report of the company on Form 10-Q for the fiscal quarter ended June 30, 2002.

         Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

                                            By Order of the Board of Directors,



Dated:  September 5, 2002                   Michael A. Renninger
Carmel, Indiana                                      Secretary


         This proxy statement was first mailed to shareholders on or about September 5, 2002.

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                            ANALYTICAL SURVEYS, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 October 1, 2002

         This document is being furnished to our shareholders in connection with the solicitation of proxies by the board of directors from holders of our common stock for use at the annual meeting to be held on October 1, 2002 at 2:00 p.m., local time, at 11595 North Meridian Street, Carmel, Indiana and at any adjournments or postponements thereof. At the annual meeting, holders of common stock will be asked to consider and vote upon (i) resolutions to effect a reverse split of the outstanding shares of common stock, whereby the company will issue one new share of common stock in exchange for ten shares of presently outstanding common stock, rounded up to the next whole share, (ii) the election of directors, (iii) the approval of the grant of restricted stock or, in lieu thereof, non-qualified stock options to three officers of the company, and the issuance of common stock in connection with such grants, and (iv) such other business as may come before the annual meeting.

Record Date; Quorum; Vote Required

         Record date. We have established the close of business on September 4, 2002 as the record date to determine the holders of our common stock entitled to notice of, and to vote at, the annual meeting. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting. At the close of business on the record date, 8,228,166 shares of common stock were outstanding and entitled to vote at the annual meeting, and were held by approximately 2,950 holders of record. The common stock constitutes our only outstanding class of voting securities. Each share of our common stock is entitled to one vote on each of the proposals. Votes may be cast at the annual meeting in person or by proxy.

         Quorum. The presence at the annual meeting of the holders of a majority of the outstanding shares of our common stock, either in person or by proxy, is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present at the annual meeting, we expect that the meeting will be adjourned or postponed in order to solicit additional proxies.

         Vote required. Assuming a quorum is present, the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is required to approve each matter submitted at the annual meeting. You may vote "FOR" or "AGAINST" each proposal, or you may "ABSTAIN" from voting on each proposal.

Proxies

         Shares of common stock represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified on those proxies. Proxies that are properly executed but do not contain voting instructions will be voted FOR any proposals recommended for approval by the board of directors.

         Abstentions. Abstentions are included in the determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

         Broker Non-Votes. If you hold your shares in "street name," it means your common stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent's name for your benefit. If you do not give instructions as to how your common stock in your account should be voted, your agent will have the right to vote those shares on routine matters. If your broker does not have this right with respect

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to a particular matter, then your votes as to which you have given no instructions are known as "broker non-votes." They are counted toward a quorum, but are not counted as votes present. Therefore, broker non-votes cannot affect the outcome of voting on certain matters. Brokers do not have the right to vote on the reverse stock split without instructions from the beneficial owners.

         Adjournment of Annual Meeting. If a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting with or without a vote of the shareholders. If we propose to adjourn the annual meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of common stock for which they have voting authority in favor of an adjournment.

         How to Revoke Your Proxy. The grant of a proxy on the enclosed proxy card does not preclude you from voting in person at the annual meeting. You may revoke a proxy at any time prior to its exercise by:

     o delivering, prior to the annual meeting, to 11595 North Meridian Street, Carmel, Indiana 46032, Attention: Secretary, a written notice of revocation bearing a later date or time than the revoked proxy;

     o    completing and submitting a new later-dated proxy card; or

     o    attending the annual meeting and voting in person.

         Attendance at the annual meeting will not by itself constitute revocation of a proxy; you must vote in person at the meeting. If you have instructed your broker to vote your shares, you must follow directions received from your broker in order to change your vote.

         Costs of Proxy Solicitation. We will bear the cost of solicitation of proxies from our shareholders and the cost of printing this document, mailing it, and filing it with the Securities and Exchange Commission. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by those persons, and we will reimburse all custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these activities.

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
Voting Securities and Principal Shareholders

         The following table sets forth as of July 31, 2002, certain information with respect to the ownership of our common stock by: each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of our outstanding common stock (based on filings with the Securities and Exchange Commission); each of our directors; each of our executive officers; and all of our executive officers and directors as a group. Except as otherwise noted in the table, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable, and the address of each shareholder is c/o Analytical Surveys, Inc., 11595 North Meridian Street, Carmel, Indiana 46032.


Name of Beneficial Owner        Shares Beneficially Owned    Percent of Class(1)
------------------------        --------------------------   -------------------

Tonga Partners, L.P.                12,909,728(2)                  63.6%

J. Livingston Kosberg                          0                      *

Christopher D. (Kit) Illick                    0                      *

Sol C. Miller                         771,250(3)                    9.5%

Christopher S. Dean                            0                      *

J. Norman Rokosh                      217,500(4)                    2.9%

Michael A. Renninger                   78,000(5)                    1.0%

Thomas W. Bannon                       40,000(6)                      *

Donald Fryhover                        49,524(7)                      *

All directors and executive         1,156,274(8)                   13.5%
officers as a group (8 persons)

----------

     *    Denotes less than 1%


(1) Based on 7,385,933 shares of common stock outstanding as of July 31, 2002. Does not include an additional 842,233 shares that will be issued after July 31, 2002 and before the September 4, 2002 record date, in connection with the final settlement of a shareholder class action lawsuit.

(2) On April 2, 2002, the company issued a convertible promissory note in the principal amount of $2,000,000 and warrants to purchase 5,000,000 shares of common stock to Tonga Partners, L.P. ("Tonga"). Tonga may convert the unpaid principal amount of the promissory note (plus accrued interest) into shares of common stock at any time. As of the July 31,2002, the principal and accrued interest due under the promissory note was $2,032,800. The conversion price of the note is equal to the lesser of (i) $0.40 and (ii) 90% of the average closing bid prices for the company's common stock for the three trading days having the lowest closing bid price during the 20 trading days immediately prior to the conversion date. For purposes of stating the number of shares beneficially owned by Tonga that are attributable to its ownership of the promissory note, the table assumes that Tonga converted the note on July 31, 2002 at a conversion price of $.257. Also included in the number of shares beneficially owned by Tonga are 5,000,000 shares that are issuable upon exercise of the warrants granted to Tonga.

(3) Includes 29,250 shares of common stock underlying options that are exercisable within 60 days of July 31, 2002. Includes 37,000 shares held by the SCM Family Limited Partnership of which Mr. Miller and his wife are the sole general partners.

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(4)  Includes 217,500 shares of common stock underlying options that are exercisable within 60 days of July 31, 2002.

(5) Includes 75,000 shares of common stock underlying options that are exercisable within 60 days of July 31, 2002. In addition, 114,130 shares are deemed to be beneficially owned by Mr. Renninger as of the date of this proxy statement as restrictions on those shares lapse on October 2, 2002. See "Proposal 3- Approval of Grant of Restricted Stock or Stock Options to Three Officers of the Company and Issuance of Common Stock".

(6) Includes 40,000 shares of common stock underlying options that are exercisable within 60 days of July 31, 2002.

(7) Includes 47,250 shares of common stock underlying options that are exercisable within 60 days of July 31, 2002.

(8) Includes 409,000 shares of common stock underlying options that are exercisable within 60 days of July 31, 2002.

Change in Control

         On April 2, 2002, Tonga Partners, L.P. ("Tonga") invested $2,000,000 in the company in exchange for the company's issuance of a senior secured convertible promissory note in the principal amount of $2,000,000 and the issuance of warrants to purchase 5,000,000 (subject to adjustment) shares of common stock of the company (the "Change in Control Transaction"). The note is convertible at any time into common stock, and the warrants are exercisable at any time through April 2, 2007. Pursuant to the terms of the note and the warrants, if the total number of shares issuable upon full conversion of the note and exercise of all warrants constitutes less than 55% of the number of shares of common stock outstanding as of the date the note has been fully converted and the warrants have been fully exercised, the company is obligated to issue additional shares of common stock to Tonga such that Tonga will own at least 55% of the issued and outstanding shares of common stock on a fully diluted basis. In addition, until April 2, 2005, Tonga has the right to appoint a majority of the members of the company's board of directors. The source of the $2,000,000 that Tonga invested in the company was available cash. As of July 31, 2002, Tonga beneficially owned 63.6% of the common stock of the company. See "Voting Securities and Principal Shareholders."


                        PROPOSAL 1 - REVERSE STOCK SPLIT

          THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF RESOLUTIONS
           OF THE BOARD TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF
                           THE COMPANY'S COMMON STOCK

         We are asking shareholders to approve resolutions adopted by the board of directors to effect a one-for-ten reverse split of the issued and outstanding common stock of the company and to issue whole shares in lieu of any fractional shares that would result from the reverse stock split. The Board has adopted resolutions approving the reverse stock split and recommending the reverse stock split to the company's shareholders for their approval. The operative resolutions are set forth below under the heading "Resolutions."

         The company will effect the reverse stock split if the required affirmative vote is obtained. The reverse stock split will have no effect on the number of authorized shares of the company's common stock and preferred stock.

Background and Reasons for the Reverse Stock Split

         During 2002, the company's common stock has traded at a level below $1.00 per share. As a result, the company has not met certain listing maintenance requirements relating to the minimum bid price and minimum market value of the company's common stock. On February 14, 2002, the company received a letter from Nasdaq advising that the company might wish to consider transferring its listing from The Nasdaq National Market to the Nasdaq SmallCap Market. The listing maintenance requirements of The Nasdaq SmallCap Market provide the company with an extended grace period (180 days) in which to take action necessary to increase the minimum bid price of its common stock to $1.00 or more per share. Because the company anticipated that it could not comply with the listing maintenance requirements for continued listing on The Nasdaq National Market and in order to take advantage of the extended grace

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period available for securities listed on The Nasdaq SmallCap Market, the company transferred the listing of its common stock to The Nasdaq SmallCap Market in June 2002. Taking into account the 180 day grace period, the company has until January 2003 to achieve compliance with the $1.00 minimum bid price requirement necessary for continued listing on The Nasdaq SmallCap Market.

         In order to achieve and maintain compliance with Nasdaq's listing maintenance standards and in order to fulfill certain contractual obligations of the company to Tonga Partners, L.P., an entity that invested $2.0 million in the company in April 2002, the board has adopted resolutions, subject to approval by the shareholders, to:

     o effect a one-for-ten reverse split of the outstanding shares of the common stock (including stock issuable upon the exercise or conversion of any outstanding options); and

     o in lieu of fractional shares, to issue one whole share in exchange for each fractional share that would be deemed outstanding as a result of the reverse stock split.

Material Effects of the Proposed Reverse Stock Split

         The reverse stock split will reduce the number of shares of common stock outstanding. The board believes that this reduction might increase the per share market price of the common stock above $1.00, thereby allowing the common stock to qualify for continued listing on the Nasdaq SmallCap Market. The board also believes that the resulting higher share price might generate additional interest in the common stock among investors who would look upon a stock trading below $1.00 as unduly speculative in nature, and, as a matter of policy or practice, avoid investments in these stocks. However, while the board believes that the reverse stock split might cause shares of the common stock to trade at higher prices than those that have prevailed in recent fiscal quarters, the company cannot predict with accuracy the actual effect of the reverse stock split upon the market price for the common stock. We cannot assure that the price of the common stock after the reverse stock split will increase proportionately to the decrease in the number of outstanding shares. There are numerous factors and contingencies that could adversely affect the value of the common stock, including prevailing economic or market conditions, and the company's reported results of operations in future fiscal periods. Therefore, we cannot assure that following the reverse stock split the shares of common stock will continue to trade at a price that would satisfy the listing maintenance requirements for the Nasdaq SmallCap Market.

         The reverse stock split will affect all of the company's shareholders uniformly and will not change any shareholder's proportionate ownership interest in the company, except to the extent that the shareholder receives a whole share in lieu of any fractional shares that result from the reverse stock split. Following the reverse stock split, each share of common stock will continue to entitle the holder of that share to one vote and will otherwise be identical to the common stock prior to the reverse stock split.

         As a result of the reverse stock split, each ten shares held by shareholders will be deemed to represent one share of the common stock. Fractional shares will be rounded up to the next whole share. The reverse stock split will be effected simultaneously as to all outstanding shares of common stock, and the exchange rate (one-for-ten) will be the same for all outstanding shares of common stock.

     After the reverse stock split:

     o the number of shares of common stock issued and outstanding as of the record date will be reduced from 8,228,166 shares to approximately 822,817 shares (the actual number will depend on the number of fractional shares rounded up in connection with the reverse stock split);

     o all outstanding options entitling the option holder to acquire shares of common stock, by conversion, exercise, or otherwise, will enable the holder to receive, upon conversion, exercise, or other similar action, one-tenth of the number of shares of common stock which the holder would have been entitled to receive immediately preceding

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          the reverse stock split, rounded up to the nearest whole share, at an exercise or conversion price equal to ten times the exercise or conversion price before the reverse stock split; and

     o the number of shares of common stock available to be issued under the company's existing stock option plans will be reduced to one-tenth of the number of shares currently reserved for those plans, rounded down to the nearest whole share.

         The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The company will continue to be subject to the periodic reporting requirements under the Securities Exchange Act of 1934.

Stock Certificates

         The reverse stock split will be effective immediately following approval of the reverse stock split by the shareholders, without any action on the part of the company's shareholders and without regard to whether or not currently outstanding stock certificates are physically surrendered for certificates representing the number of shares of common stock the shareholders will hold as a result of the reverse stock split. In connection with the reverse stock split, it is not necessary for any shareholder to exchange his or her existing stock certificates; the number of shares represented by each currently outstanding certificate will be appropriately adjusted in the records of our transfer agent, Computershare Trust Company, Inc. However, if any shareholder wishes to obtain a new certificate, that shareholder may do so at his or her own expense by contacting Computershare Trust Company, Inc. at 350 Indiana Street, Suite 800, Golden, Colorado 80401, Attention: Shareholder Services, and asking for a "Transmittal Form."

         No fractional shares of common stock will be issued as a result of the reverse stock split. Any shareholder holding a number of shares not evenly divisible by ten immediately prior to the reverse stock split will receive one whole share in lieu of any fractional share that would have been received. The effect of any dilution resulting from the rounding up of fractional shares is not expected by management of the company to be material.

         The reverse stock split may leave certain shareholders with "odd lots" of common stock, (i.e., stock in amounts not evenly divisible by 100). These shares may be more difficult to sell, and may require a greater commission per share to sell, than shares in even multiples of 100.

Dissenters' Right of Appraisal

         Holders of common stock have no appraisal rights under Colorado law in connection with the reverse stock split.

Resolutions

         The following is the text of resolutions unanimously passed by the board of directors on August 13, 2002:

         WHEREAS, the board of directors believes that it is in the best interests of the Company and its shareholders to effect a one-for-ten reverse stock split of the Company's outstanding shares of common stock in order to improve the Company's ability to achieve and maintain compliance with the listing maintenance requirements of the Nasdaq SmallCap Market and to fulfill certain contractual obligations to Tonga Partners, L.P.;

         WHEREAS, the board of directors believes that reducing the number of outstanding shares of the Company's common stock may result in an increase in the minimum bid price of the Company's outstanding common stock to $1.00 or more, thereby satisfying the minimum bid price listing maintenance requirement for continued listing on The Nasdaq SmallCap Market;

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         NOW, THEREFORE, BE IT RESOLVED, that the Company effect a reverse split of the issued and outstanding shares of the Company's common stock, whereby each share of common stock will be automatically converted into one-tenth of a share of common stock and each shareholder of record will receive one share of common stock in exchange for each ten shares held, with fractional shares being rounded up to the next whole share (the "Reverse Stock Split").

         RESOLVED, that the board of directors recommends that the shareholders of the Company approve the Reverse Stock Split and that the Company submit the proposed Reverse Stock Split to the shareholders of the Company for approval.

                       PROPOSAL 2 - ELECTION OF DIRECTORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

Directors

         The board of directors has determined that as of the date of the annual meeting the number of directors of the company shall be four. The board is actively seeking additional board members and may increase the board size if appropriate candidates are found. The directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. All of the nominees are presently directors of the company. It is the intention of the proxies named in the accompanying form of proxy to vote FOR the election of the persons named below. If any nominee should be unable to serve or become unavailable for any reason, or if a vacancy should occur before the election (which events are not anticipated), the proxy will be voted for another person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. The following sets forth certain information concerning the nominees for election to the board.

         J. Livingston Kosberg, 67, has served as a director and chairman of the board of the company since May 1, 2002. Mr. Kosberg has a wide range of business experience in addition to more than forty years of business management experience. In May 2001, he retired as chairman of U.S. Physical Therapy, a publicly-traded company he founded in 1990 and served as president and CEO and for which he provides consulting services. Mr. Kosberg has founded and successfully grown three other enterprises during his career. Mr. Kosberg is a designee of Tonga Partners, L.P.

         Christopher D. (Kit) Illick, 63, has served as a director of the company since May 1, 2002. Mr. Illick is president of iQ Venture Partners, an investment bank specializing in advising and financing emerging growth businesses since July 2001. He is also a general partner of Illick Brothers, a real estate management business and serves on the board of directors of Shells Seafood Restaurants. Prior to joining iQ Venture Partners, Mr. Illick was a managing director at Brean Murray & Co., an investment banking firm, from 1999 to 2001. From 1996 to 1999, he was a limited partner of Oakes, Fitzwilliams & Co, a London-based investment bank specializing in emerging growth companies. Mr. Illick has more than thirty years of investment banking experience, including founding president of the U.S. office of Robert Fleming and Associates, an United Kingdom-based investment bank, in 1968. Mr. Illick is a designee of Tonga Partners, L.P.

         Christopher S. Dean, 38, has served as a director of the company since August 13, 2002. Since September 2001, Mr. Dean has been a principal in Dean Consulting, a consulting practice focused on marketing, business development and private equity financing in the technology, consumer products and travel industries. From January to July 2001, Mr. Dean served as vice president, business development for Epoch Partners, a boutique technology focused investment bank in San Francisco. From October 1998 to January 2001, he held executive positions with SmartAge.com (later B2SB Technologies) a small business focused B2B internet portal, most recently as executive vice president, e-commerce services. From May 1997 to October 1998, Mr. Dean was a principal in Dean Consulting/Helicon Consulting, an internet and software-focused consulting firm. Mr. Dean is a designee of Tonga Partners, L.P.

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
         J. Norman Rokosh, 43, has served as president and chief executive officer of the company since July 2000 and as a director of the company since May 1, 2002. From January 1999 until July 2000, Mr. Rokosh was employed by PricewaterhouseCoopers LLP as a vice president, financial advisory services division. From January 1998 to December 1998, Mr. Rokosh was vice president, business development at Intermap Technologies Limited, a provider of mapping and GIS products and services. From 1996 to 1997, Mr. Rokosh was a vice president at BOVAR Inc., an environmental consulting firm.

Meetings of the Board of Directors

         During the year ended September 30, 2001, the board of directors met 11 times. Directors attended at least 75 percent of the meetings of the board of directors and committee meeting of which they were a member during the time they served as directors.

         Effective as of May 1, 2002, Messrs. Illick and Kosberg were appointed as members of the Compensation Committee. Mr. Dean was elected to the board and appointed as a Chairman of the Compensation Committee August 13, 2002. Prior to May 2002, the compensation committee was chaired by Mr. Richard P. MacLeod, and Dr. Robert H. Keeley and Dr. James T. Rothe were members. The compensation committee met three times from September 30, 2001 to April 30, 2002, and has not met since May 1, 2002. The compensation committee reviews and recommends to the board salary and incentive compensation, including bonus, stock options and restricted stock for the chief executive officer; reviews and approves the salaries and incentive compensation for all corporate officers; and advises the board with respect to the incentive compensation to be allocated to employees. The compensation committee does not include any employees or former or current officers of the company.

         Effective as of May 1, 2002, Messrs. Kosberg and Illick were appointed as members of the audit committee. On August 13, 2002, Mr. Illick was appointed chairman of the audit committee, and Mr. Dean was also appointed a member of the audit committee. Prior to May 2002, the audit committee was chaired by Dr. Keeley, and Mr. MacLeod and Dr. Rothe were members. The audit committee met three times from September 30, 2001 to April 30, 2002, and met two times since May 1, 2002. The audit committee recommends the appointment of the company's independent accountants; reviews the scope and results of the audit plans of the independent accountants; oversees the scope and adequacy of the company's internal accounting control and record-keeping systems; reviews non-audit services to be performed by the independent accountants; and determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

         There is no nominating committee of the board.

Directors' Compensation

         During fiscal 2001, directors who were not also employees of the company were entitled to receive quarterly cash compensation of $6,125 for attendance at board and committee meetings. Effective May 1, 2002, the cash compensation payable to directors was reduced to $2,500 quarterly. Directors who are also employees of the company do not receive any additional compensation for their service on the board of directors.

         Prior to May 1, 2002, each non-employee director received an annual grant of options to purchase 9,000 shares of common stock under the Analytical Surveys, Inc. 1993 Non-Qualified Stock Option Plan. The board intends to grant each newly appointed director, on a one-time basis, options to purchase a total of 75,000 shares of common stock. The one-time grant, which is in lieu of reduced cash compensation, will be awarded after nominees are elected at the annual meeting and will vest as to 25% of the grant at each of six months, one year, two years and three years.

Certain Relationships and Related Transactions

         In fiscal 2001, the company's headquarters were leased from MSE Realty, LLC, a company owned by Mr. Miller, under an operating lease that expired June 30, 2002. Rental expense for this lease was $1,072,080 in fiscal 2001.

       PROPOSAL 3 - APPROVAL OF GRANT OF RESTRICTED STOCK OR STOCK OPTIONS
          TO THREE OFFICERS OF THE COMPANY AND ISSUANCE OF COMMON STOCK

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE GRANTS

         As a condition to the consummation of the Change of Control Transaction with Tonga Partners, L.P., the company negotiated amendments to the employment agreements of Michael Renninger and two non-executive officers. Under their respective employment agreements, the consummation of the Change of Control Transaction would have given each officer the right to terminate his employment agreement and receive severance pay. Under the amendments, each officer waived his right to terminate his employment and receive severance pay as a result of the Change of Control Transaction (but not in connection with any other change of control). If the officers' employment agreements had not been amended prior to the consummation of the Change of Control Transaction and the officers had terminated their employment, Mr. Renninger would have been entitled to receive severance benefits valued at $462,000 and each of the non-executive officers would have been entitled to receive severance benefits valued at $66,000.

         In lieu of the obligation to pay severance to Mr. Renninger and the non-executive officers and Mr. Renninger's waiver of $50,000 in bonus compensation, the company agreed to grant them restricted stock, subject to shareholder approval. The restricted stock would be granted for no consideration and would be subject to forfeiture if the officer were to voluntarily terminate employment prior to vesting. The officers would vest in one-third of the restricted stock on October 2, 2002, and two-thirds of the restricted stock on April 2, 2003. An officer's rights would vest immediately if the officer were terminated without cause, if the officer died, or if a change of control occurred (other than in connection with the Change of Control Transaction). Officers would have the right to vote any shares granted to them under the stock grant. The company would be entitled to an income tax deduction (or, in this case, an increase in the company's net operating loss carryforward) equal to the amount of ordinary income recognized by the officer; such recognition would occur at the time the restricted stock becomes vested. Mr. Renninger would receive 342,391 shares of restricted stock and the non-executive officers would receive an aggregate of 163,044 shares of restricted stock, or a total of 505,435 shares of common stock.

         Pursuant to the amendments to the employment agreements of the officers, the company also committed to pay cash to the officers, in lieu of grants of restricted stock, if the company failed to obtain shareholder approval of the grants. The amount of cash that the company committed to pay if shareholder approval were not obtained was $157,500 for Mr. Renninger and $37,500 for each of the non-executive officers.

         The company has offered to exchange the rights to restricted stock held by the officers for non-qualified stock options. The stock options would be exercisable for nominal consideration, would be exercisable for the same number of shares of restricted stock as the officer would otherwise receive, and would vest on the same dates and at the same rates (one-third on October 2, 2002, and two-thirds on April 2, 2003) as the restricted stock. The period during which the officers could exercise the first tranche of options would be from October 2, 2002 until February 9, 2003, and the period during which the officers could exercise the second tranche of options would be the month of April 2003. In connection with the issuance of options to the officers, the officers would not have any voting rights until the options are exercised. The company would be entitled to an income tax deduction (or, in this case, an increase in the company's net operating loss carryforward) equal to the amount of ordinary income recognized by the officer. The deduction generally would be allowed for the company's taxable year in which occurs the last day of the calendar year in which the officer recognizes ordinary income.

         The company believes that Mr. Renninger will elect to exchange his rights to receive restricted stock for stock options. The company has been advised that the non-executive officers will not do so.

         The company believes that the tax and economic consequences to the company and the officers is substantially the same whether or not the officers elect to exchange their rights to receive restricted stock for stock options. The company has made the exchange available to permit the officers to expedite the resale of their shares.

         The company is requesting that the shareholders approve the grant of restricted stock or, if the exchange offer is accepted, the grant of stock options, and the issuance of 505,435 shares of common stock in connection with those grants.

New Plan Benefits

         The following table sets forth the amounts that would be received by Michael Renninger and two non-executive employees if the grants of restricted stock or stock options are approved :

                                NEW PLAN BENEFITS

      Name and Position                 Dollar Value ($)(1)     Number of Units
      -----------------                 ----------------        ---------------

Michael Renninger, CFO                        85,598               342,391

Non-Executive Officer Employee Group          40,761               163,044


     (1) Based on the per share market value of the company's common stock as of July 31, 2002 of $.25.

         As discussed in more detail above, the awards of restricted stock were made, subject to shareholder approval, in connection with amendments to the grantees' employment agreements.

Interest of Certain Persons in Matters to be Acted Upon

         If the grant of restricted stock or options is approved by the shareholders, Mr. Renninger will receive restricted stock or, if the exchange offer is accepted, stock options.

Equity Compensation Plan Information

         The following table gives information about equity awards under the company's equity compensation plans.

                                            (a)                          (b)                          (c)
                                --------------------------   -------------------------    ------------------------
                                Number of securities to be   Weighted-average exercise    Number of securities
                                issued upon exercise of      price of outstanding         remaining available for
                                outstanding options,         options, warrants and        future issuance under
                                warrants and rights          rights                       equity compensation plans
                                                                                          (excluding securities
                                                                                          reflected in column (a))
Plan category
Equity compensation plans             545,137                      $5.369                           517,500
approved by security holders

Equity compensation plans not         413,875                      $2.150                           486,125
approved by security holders


Total                                 959,012                      $3.980                         1,003,625


Summary Description of Equity Compensation Plans That Have Not Been Approved by the Shareholders

2000 Stock Incentive Plan

         In September 2000, the board of directors adopted the 2000 Stock Incentive Plan (the "2000 Plan"). The 2000 Plan has not been approved by the shareholders. The 2000 Plan provides for the granting of incentive stock options and non-qualified stock options, as determined by a committee appointed by the board of directors.

         Number of Shares Subject to the 2000 Plan. The 2000 Plan authorizes the grant of options relating to an aggregate of 500,000 shares of common stock. If any corporate transaction occurs which causes a change in the capitalization of the company (for example, a reorganization, recapitalization, stock split, stock dividend, or the like), the number of shares of stock available and the number of shares of stock subject to outstanding options granted under the 2000 Plan will be adjusted appropriately and equitably to prevent dilution or enlargement of a participant's rights.

         Eligibility for Participation. Individuals eligible to participate in the 2000 Plan are employees of the company and its subsidiaries, but not any officers of the company and its subsidiaries.

         Terms of Options. Options granted to employees may be either incentive stock options (ISOs), which satisfy the requirements of Internal Revenue Code
Section 422, or nonstatutory stock options (NSOs), which are not intended to satisfy such requirements. The exercise price for the grant of an NSO under the 2000 Plan may be any price that is greater than or equal to 85% of the fair market value of the common stock on the date the NSO is granted. The exercise price of an ISO must be at least equal to 100% (110% for 10%-shareholders) of the fair market value of the common stock on the date the ISO is granted. Options expire at the times determined by the committee, as specified in the applicable award agreement. However, no option is exercisable later than the tenth anniversary of the grant date, and any ISO granted to a 10%-shareholder must be exercisable on or before the fifth anniversary of the grant date.

         Vesting and Acceleration. Options vest at the times determined by the committee, as specified in the applicable award agreement. A participant's options become fully vested upon the termination of the participant's employment as a result of a reduction in force and upon the occurrence of a change in control of the company. In general, a change in control will be deemed to have occurred upon the acquisition by any person of more than 50% of the company's outstanding voting securities (or securities subject to conversion into voting securities), the acquisition by any person of the power to elect a majority of the directors of the company, certain mergers and other corporate transactions if the holder's of the company's voting securities before the transaction receive less than 50% of the outstanding voting securities of the reorganized, merged or consolidated entity, after the transaction, and a complete liquidation or dissolution of the company, or the sale of all or substantially all of the assets of the company, if approval of the shareholders of the company is required for the transaction.

         Deduction to the Company. The company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant. The deduction generally will be allowed for the company's taxable year in which occurs the last day of the calendar year in which the participant recognizes ordinary income.

         Term.  The 2000 Plan expires on September 8, 2010.

2000 Officer and Employee Recruitment Stock Incentive Plan

         In September 2000, the board of directors adopted the 2000 Officer and Employee Recruitment Stock Incentive Plan (the "2000 Recruitment Plan"). The 2000 Recruitment Plan has not been approved by the shareholders. The 2000 Recruitment Plan provides for the granting of incentive stock options and non-qualified stock options, as determined by a committee appointed by the board of directors.

         Number of Shares Subject to the 2000 Recruitment Plan. The 2000 Recruitment Plan authorizes the grant of options relating to an aggregate of 500,000 shares of common stock, subject to adjustment in the case of a change in the capitalization of the company in the same manner as is provided in the 2000 Plan (described above).

         Eligibility for Participation. An individual is eligible for participation in the 2000 Recruitment Plan if such individual has not been previously employed by the company and the award of options is made in connection with the entry into an employment contract with such individual.

         Terms of Options. The options granted under the 2000 Recruitment Plan have the same terms as are described above with respect to the 2000 Plan.

         Vesting and Acceleration. The options granted under the 2000 Recruitment Plan are subject to the same vesting and acceleration provisions as are described above with respect to the 2000 Plan.

         Deduction to the Company. The company will be entitled to deductions for options granted under the 2000 Recruitment Plan as described above with respect to the 2000 Plan.

         Term.  The 2000 Recruitment Plan expires on September 8, 2010.

                               EXECUTIVE OFFICERS

         The following is certain information concerning the executive officers of the company, based on information furnished by them. Information on Mr. Rokosh, president and CEO, appears under the heading "Proposal 2 - Election of Directors --Directors" on page 7.

         Michael A. Renninger, 43, chief financial officer. Mr. Renninger joined the company in February 2000 as its chief financial officer. Prior to joining the company, Mr. Renninger was a principal at Renninger & Associates, LLC, a mergers and acquisitions consulting firm. From 1998 to 1999, Mr. Renninger was vice president, corporate finance at City Securities Corporation, an investment banking and financial services firm. From 1993 to 1998, Mr. Renninger was employed at David A. Noyes & Co. as vice president, capital markets group. From 1989 to 1993, Mr. Renninger was chief financial officer at Citizens Banking Company. Prior to that, Mr. Renninger served in various audit management capacities at Crowe Chizek and Company and Coopers & Lybrand. Mr. Renninger is a certified public accountant.

         Thomas W. Bannon, 38, senior vice president - operations. Mr. Bannon joined the company in October, 2001 as senior vice president - operations. From May 1997 to October 2001, Mr. Bannon held a number of management positions with SchlumbergerSema, formerly known as Convergent Group, a provider of end-to-end business transformation solutions, most recently as vice president and executive program director. From 1986 to May 1997, he held account and project managerial positions for Electronic Data Systems.

         Don Fryhover, 48, senior vice president - sales and marketing. Mr. Fryhover joined the company in January 1989 and has held managerial positions in operations, production, and sales and marketing, becoming senior vice president
- sales and marketing in February 2002. Prior to joining the company, he was president and co-owner of Petroleum Research Company, a provider of leasehold management services to the petroleum industry.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         This table sets forth a summary of certain information regarding the compensation of J. Norman Rokosh, the chief executive officer of the company, and other executive officer serving as such at the end of the fiscal year whose salary and bonus exceeded $100,000 during fiscal 2001 (the "named executive officers") for the fiscal years ended September 30, 2001, 2000, and 1999.

                                               Annual Compensation
                                               -------------------
                                                                                      Long Term
                                                                                     Compensation
                                                                                        Awards
                                                                                        ------
           Name and                                                   Other Annual      Stock        All Other
             Title                 Year       Salary       Bonus     Compensation(1)  Options(2)    Compensation
             -----                 ----       ------       -----     ------------     -------       ------------
                                                $            $             $              #              $
                                                -            -             -              -              -
J. Norman Rokosh                   2001       250,000     200,000                      200,000       4,808(3)
     President and                 2000        47,115(4)  133,333          --          150,000           --
     Chief Executive Officer       1999        N/A          --             --             --             --

Michael A. Renninger               2001       220,000     81,016           --           60,000       4,400(5)
     Chief Financial Officer       2000       134,538(6)    --             --           40,000       2,200
                                   1999        N/A          --             --             --            --

(1) Certain perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total amounts reported in the Salary and Bonus columns in any of the fiscal years reported, except as indicated.

(2) Long-term compensation consists only of stock options. There were no grants of restricted stock or payments from other long-term incentive plans, therefore, columns for "Restricted Stock Awards" and "LTIP Payouts" are omitted.

(3) Other compensation for fiscal 2001 includes employer's matching contributions to the 401(k) Incentive Savings Plan of $4,808.

(4) Mr. Rokosh began employment with the company on July 11, 2000. Accordingly, salary information included in the table represents only salary from that date through September 30, 2000.

(5) Other compensation for fiscal 2001 includes employer's matching contributions to the 401(k) Incentive Savings Plan of 4,400.

(6) Mr. Renninger began employment with the company on February 8, 2000. Accordingly, salary information included in the table represents only salary from that date through September 30, 2000.

Options/SAR Grants in Last Fiscal Year

         This table sets forth certain information with respect to grants made by the company of stock options to the named executive officers during fiscal 2001. No stock appreciation rights ("SARs") were granted to the named executive officers during fiscal 2001.

                                Number of
                                Securities       Percent of                                   Potential Realizable Value(2)
                                Underlying     Total Options                                    at Assumed Annual Rates of
                                 Options        to Employees      Exercise      Expiration           Stock Appreciation for
           Name                 Granted(1)     in Fiscal Year    Price ($/sh)      Date                   Option Term
           ----                 -------        --------------    -----------       ----                   -----------
                                                                                                   5% ($)          10% ($)
                                                                                                   ------          -------
J. Norman Rokosh                 100,000           33.47           2.00          10/24/10          115,680         302,667
                                 100,000                           1.00           8/23/11          53,116          143,812

Michael Renninger                 20,000           10.04           2.00          10/24/10          23,136          60,533
                                  40,000                            .70           9/11/11             0               0


(1) All options vest as follows: 25% at six months; 25% at one year; 25% at two years, and 25% at three years after date of grant.

(2) "Potential Realizable Value" is calculated based on the assumption that the price of the common stock will appreciate at the rates shown. The 5% and 10% assumed rates are mandated by the rules of the Securities Exchange Commission and do not reflect the company's estimate or projection of future stock prices. Actual gains, if any, realized upon future exercise of these options will depend on the actual performance of the common stock and the continued employment of the named executive officer through the vesting period of the option.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

         This table provides certain information regarding the exercise of stock options by the named executive officers during fiscal 2001, and the number and value of unexercised stock options at September 30, 2001. There were no unexercised options that were in-the-money at fiscal year end. As of that date, no SARs were outstanding.

                          Shares
                        Acquired on                Number of Securities Underlying       Value of Unexercised in-the-
                        Exercise       Value            Unexercised Options at                   Money Options
         Name              (#)        Realized           Fiscal Year End (#)                at Fiscal Year End ($)
         ----           ---------       ($)                                                 ----------------------
                                      --------     Exercisable      Unexercisable           Exercisable Unexercisable
                                                   -----------      -------------           -------------------------

J. Norman Rokosh             0           0           100,000           250,000               --               --
Michael Renninger            0           0            25,000            75,000               --               --

Employment Contracts

Chief Executive Officer

         Effective July 10, 2001, the company entered into a new employment agreement with Mr. Rokosh, providing for a base salary of $250,000. The term of the employment agreement extends until September 30, 2002. Mr. Rokosh is entitled to participate in a bonus plan under which he may receive a bonus of up to $65,000 for each quarter, depending on whether performance objectives determined by the Board of Directors are satisfied. He waived all quarterly bonus amounts under his contract for all quarters from July 11, 2001 through June 30, 2002. Mr. Rokosh also participates in any and all other plans that are maintained by the company for the benefit of the company's executives or employees in general.

         Upon termination of Mr. Rokosh's employment without cause or if he resigns his employment for "good reason," Mr. Rokosh will continue to receive salary for a period of 12 months after such termination or resignation. If Mr. Rokosh is terminated by the company for "cause" (as defined in the employment agreement) or if he terminates his employment voluntarily, Mr. Rokosh will not receive severance pay.

         Under the employment agreement, Mr. Rokosh has agreed that he will not at any time disclose any confidential information or trade secrets of the company, and that all of his rights to inventions relating to the company's business belong to the company.

Chief Financial Officer

         Effective February 9, 2000, the company entered into an employment agreement with Mr. Renninger, providing for a base salary of $220,000. The term of the employment agreement extends until February 9, 2002, and is automatically extended for successive two-year periods thereafter if not terminated. Mr. Renninger's employment agreement was amended effective March 21, 2002, to provide for the grant of restricted stock and the payment of an annual bonus of up to $66,000. Payment of two-thirds ($44,000) of the maximum bonus is discretionary, with the award of $22,000 being dependent on the financial performance of the company and the award of an additional $22,000 being dependent on Mr. Renninger's satisfaction of agreed-upon performance objectives. Payment of the remaining one-third ($22,000) of the maximum bonus amount is mandatory. In exchange for such amendment, Mr. Renninger waived his right to receive $50,000 of bonus compensation and his right to terminate his employment and receive severance pay in connection with the Change in Control Transaction. Mr. Renninger also participates in other plans that are maintained by the company for the benefit of the company's executives or employees in general.

         Upon termination of Mr. Renninger's employment without cause or if he resigns his employment for "good reason," Mr. Renninger will continue to receive salary and benefits for 18 months, and will receive a bonus during such period equal to the equivalent of three months' additional salary. If Mr. Renninger is terminated by the company for "cause" (as defined in the employment agreement) or if he terminates his employment without "good reason," he will be entitled to receive severance pay for one year after the effective date of termination, at a rate equal to 75% of his then current salary. In return for these severance payment obligations, Mr. Renninger has agreed not to compete with the company for a period of one year after his termination of employment with the company.

         Mr. Renninger's employment agreement contains substantially the same provisions as the provisions of Mr. Rokosh's employment agreement relating to confidential information, trade secrets, and inventions.

Senior Vice President - Operations

         Effective October 8, 2001, the company entered into a new employment agreement with Mr. Bannon, providing for a base salary of $200,000. The term of the employment agreement extends until September 30, 2004. Mr. Bannon is entitled to participate in a bonus plan under which he may receive a bonus of up to $12,500 for each quarter, depending on whether agreed-upon performance objectives are satisfied. Mr. Bannon also participates in any and all other plans that are maintained by the company for the benefit of the company's executives or employees in general.

         Upon termination of Mr. Bannon's employment without cause, Mr. Bannon will continue to receive salary and benefits for six months.

         Under the employment agreement, Mr. Bannon has agreed that he will not at any time disclose any confidential information or trade secrets of the company, and that all of his rights to inventions relating to the company's business belong to the company.

Report of the Compensation Committee

         The following report was made by the members of the compensation committee as of February 8, 2002.

         The compensation committee follows established rationale and policies for compensating the company's executive officers. The following report of the compensation committee describes these policies and rationales with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 2001.

         Officer Compensation Policy. The compensation committee's fundamental policy is to provide a compensation program for executive officers that will enable the company to attract and retain the services of highly-qualified individuals and offer the company's executive officers competitive compensation opportunities based upon overall company performance and their individual contribution to the financial success of the company. It is the committee's objective to have a substantial portion of each officer's compensation contingent upon the company's performance, as well as upon such officer's own level of performance.

         Employment Agreements. The executive officers are employed pursuant to written employment agreements. The compensation committee has considered the advisability of using employment agreements and has determined that it is in the best interests of the company because it permits us to achieve our desired goals of motivating and retaining the best possible executive talent. Because of extraordinary events affecting the company in recent years, the compensation committee has determined that the use of employment agreements may be necessary in certain cases to ensure the retention of key executive officers and to attract additional executive talent to the company. Each employment agreement separately reflects the terms that the compensation committee felt were appropriate and/or necessary to recruit and retain the services of the particular executive officer, within the framework of the company's compensation policies.

         Components of Executive Compensation. Each executive officer's compensation package is comprised of three elements: base salary, which is designed to be competitive with salary levels of similar companies that compete with the company for executive talent and reflects individual performance and the executive's contribution; performance bonuses, which is based on the terms of employment agreements; and long-term stock option awards, which create common interests for the executive officers and the shareholders.

         Base Salary. The salaries paid to the executive officers in fiscal 2001 were based on the terms of their employment agreements and are set forth in the summary compensation table.

         Bonuses. On September 26, 1991, the compensation committee adopted an incentive bonus plan for its executive officers. The incentive bonus plan is based on the year-to-year growth in net profit and the return on equity. No bonuses were paid under the plan in fiscal 2001. The executive officers are entitled to annual bonuses based upon the terms of their employment agreements (see "Employment Contracts"). The bonuses paid to executive officers in fiscal 2001 under the terms of their employment agreements or at the discretion of the Board of Directors are set forth in the Summary Compensation Table.

         Stock Option Plans. The company has the Analytical Surveys, Inc. 1993 Non-Qualified Stock Option Plan, the Analytical Surveys, Inc. 1997 Incentive Stock Option Plan, the Analytical Surveys, Inc. Officer and Employee Recruitment Stock Incentive Plan and the Analytical Surveys, Inc. Year 2000 Stock Incentive Plan, as amended and supplemented. The option plans are long-term incentive plans for employees and are intended to align shareholder and employee interests by establishing a direct link between long-term rewards and the value of the company's stock. The compensation committee believes that long-term stock incentives for executive officers and employees are an important factor in retaining valued employees. Because the value of an option bears a direct relationship to the company's stock price, the compensation committee believes that options motivate officers and employees to manage the company in a manner that will benefit all shareholders.

         The options granted to the executive officers in fiscal 2001 were made in accordance with the terms of their employment agreements (see "Employment Contracts") or at the discretion of the Board. Information with respect to option grants in fiscal 2001 to the executive officers is set forth in the Option Grants Table. The compensation committee views stock option grants as an important component of its long-term, performance-based compensation philosophy.

         CEO Compensation. The compensation paid to Mr. Rokosh during fiscal 2001 is based upon the terms of his employment agreement. Such agreement is described under "Employment Contracts." Pursuant to the terms of the employment agreement, Mr. Rokosh's annual base salary for fiscal 2001 was $250,000. In addition, he was granted options and paid an annual bonus as set forth in the Options Grants Table and the Summary Compensation Table, respectively, pursuant to the terms of the employment agreement.

         Deductibility of Executive Compensation. The compensation committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m). Section 162 (m) limits to $1 million the company's deduction for compensation paid to certain executive officers of the company which does not qualify as "performance-based." To qualify as performance based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the compensation committee must certify that the performance goals were achieved before payments can be awarded. The company believes that all compensation paid to its executive officers listed in the summary compensation table in fiscal 2001 is fully deductible and that compensation paid under the plans will continue to be deductible. The committee's present intention is to comply with the requirements of Section 162(m) unless and until the committee determines that compliance would not be in the best interest of the company and its shareholders.

                                      By the Compensation Committee
                                      Richard P. MacLeod, Chair
                                      Robert H. Keeley
                                      James T. Rothe

                             AUDIT COMMITTEE REPORT

         Our management is primarily responsible for preparing our financial statements in accordance with accounting principles generally accepted in the United States and for the reporting process, including the system of internal controls. Our independent auditors are responsible for auditing our consolidated financial statements in accordance with auditing principles generally accepted in the United States. The Audit Committee serves as an independent and objective party to monitor our financial reporting processes and internal control system on behalf of the Board of Directors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included in our proxy statement for our annual meeting held October 18, 2001.

         The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended September 30, 2001 with management and our independent auditors. In fulfilling its oversight responsibilities, the Audit Committee also discussed with the independent auditors the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, as required by Statement on Auditing Standards No. 61. The Audit Committee also received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from management and the company. The Audit Committee also discussed with management and the independent auditors such other matters as the Audit Committee deemed appropriate.

         The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards, that the company's financial statements are presented in accordance with generally accepted accounting principles, or that the company's auditors are in fact "independent."

         Based on the Audit Committee's review of the audited consolidated financial statements and the discussions with management and independent auditors of the matters identified above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended September 30, 2001 be included in the Annual Report on Form 10-K (the "Form 10-K") for the year ended September 30, 2001, which has been filed with the SEC.

                                 The members of the Audit Committee as of the date of filing of the Form 10-K were:
                                 Robert H. Keeley, Chair
                                 Richard P. MacLeod
                                 James T. Rothe

                                PERFORMANCE GRAPH

Performance Graph

         The following graph compares the cumulative total return on the company's common stock with the index of the cumulative total return for the Nasdaq Stock Market (U.S.) ("Total U.S.") and the index of the Nasdaq Computer and Data Processing Services Stocks ("DP&S"). The graph assumes that $100 was invested on October 1, 1996, and that all dividends, if any, were reinvested.


                           [PERFORMANCE GRAPH OMITED]


The following data points were used in constructing the performance graph:

                                                          Cumulative Total Return
                                        -------------------------------------------------------
                                        10/1/96   10/1/97 10/1/98   10/1/99  10/1/00   10/1/01

ANALYTICAL SURVEYS, INC.                 100.00    207.95  211.36    143.18    18.18      6.27
NASDAQ STOCK MARKET (U.S.)               100.00    137.28  139.45    227.82   302.48    123.63
NASDAQ COMPUTER & DATA PROCESSING        100.00    135.36  175.47    297.85   373.69    134.08

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors and executive officers, and any persons who own more than 10 percent of the company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock.

         To the company's knowledge, based solely on a review of the copies of the reports furnished to the company and written representations that no other reports were required, during the year ended September 30, 2001, all Section 16(a) filing requirements were timely filed.

                           INDEPENDENT AUDITOR MATTERS

         The firm of KPMG LLP served as our independent auditors in fiscal year 2001. Representatives of KPMG are expected to be present at the annual meeting where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accounting Matters

         Audit Fees. KPMG billed $187,000 for the audit of our financial statements for fiscal 2001 and for reviews of financial statements included in our Quarterly Reports on Form 10-Q for the same period.

         Financial Information Systems Design and Implementation Fees. We did not engage KPMG to provide services relating to financial information systems design and installation.

         All Other Fees. We did not engage KPMG for services other than audit fees for fiscal 2001.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         If you want us to consider a proposal for possible inclusion in our proxy materials for the 2002 annual meeting, you must deliver your proposal us not later than May 8, 2003, or, if our annual meeting is earlier than September 1, 2003, a reasonable time prior to the date that the company begins to print and mail its proxy materials. Any such proposal must comply with Securities and Exchange Commission rules and regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

         If you intend to present a proposal or nomination at the 2002 annual meeting but you do not intend to have it included in our 2002 proxy materials, then you must provide notice of such proposal to us not later than July 22, 2003 or, if our annual meeting is earlier than September 1, 2003, a reasonable time prior to the date that the company mails its proxy materials. Otherwise, the proxies will have discretionary authority to vote on the matter.

         All proposals and notices should be sent to Analytical Surveys, Inc., 11595 North Meridian Street, Carmel, Indiana 46032, Attn: Secretary.

                                  ANNUAL REPORT

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2001, AND THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2002 HAVE BEEN MAILED WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE QUARTERLY REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K AND FORM 10-Q, RESPECTIVELY, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO MAY BE OBTAINED FREE OF CHARGE BY REQUEST FROM MICHAEL A. RENNINGER, SECRETARY, 11595 NORTH MERIDIAN STREET, CARMEL, INDIANA 46032.

                                  OTHER MATTERS

         Management is not aware of any matters to come before the meeting which will require the vote of shareholders other than those matters indicated in the notice of shareholder meeting and this proxy statement. However, if any other matter calling for shareholder action should properly come before the meeting or any adjournments thereof, those persons named as proxies in the enclosed proxy form will vote thereon according to their best judgment.

                                        By order of the Board of Directors


                                        /s/ Michael A. Renninger
                                        ------------------------
September 5, 2002                       Michael A. Renninger
                                        Secretary

                                  FORM OF PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Analytical Surveys, Inc.            The undersigned hereby appoints J. Norman
11595 North Meridian Street         Rokosh and Michael A.Renninger and each of
Suite 870                           them, with full power of substitution, the
Carmel, IN  46032                   proxies of the undersigned to vote all
                                    shares of common stock of Analytical
                                    Surveys, Inc., which the undersigned is
                                    entitled to vote atthe Annual Meeting of Shareholdersof the Corporation to be held at 11595 North Meridian Street, Suite
                                    870, Carmel, Indiana, on October 1,
                                    2002, at 2:00 p.m. local time.


Annual Meeting October 1, 2002

PROPOSAL 1 - Approval of a one-
for-ten reverse split of the
outstanding common stock            [ ]FOR         [ ]AGAINST       [ ]ABSTAIN



PROPOSAL 2 - ELECTION OF DIRECTORS
[ ]FOR all nominees listed below              [ ]WITHHOLD AUTHORITY to
                                              vote for all nominees listed below

(except as marked to the contrary below)

   Christopher S. Dean                       J. Livingston Kosberg
   Christopher D. Illick                     J. Norman Rokosh

INSTRUCTION: To withhold authority for any individual nominee, strike a line through or otherwise strike the nominee's name in the list above.


PROPOSAL 3 - Approval of the
grant of restricted stock or stock
options to three officers and
issuance of common stock            [ ]FOR         [ ]AGAINST       [ ]ABSTAIN

                        Please continue on reverse side

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ALL OTHER PROPOSALS.

Dated                  , 2002            Signed
      ----------------                         --------------------------------

                                         Signed
                                                -------------------------------


NOTE: Signature should agree with the name on the Stock Certificate as printed thereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.